Exhibit 10.36

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AND

NON-COMPETITION AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION AGREEMENT, (this “Agreement”) is made as of December 28, 2007, by and among Anthony Truesdale (“Executive”), VS Parent, Inc., a Delaware corporation, (“Parent”), Vitamin Shoppe Industries, Inc., a Delaware corporation (the “Company”), and VS Holdings, Inc., a Delaware corporation (“Holdings”).

Reference is made to that certain Amended and Restated Employment and Non-Competition Agreement by and between Executive, Parent, Company, and Holdings dated June 12, 2006 (the “Employment Agreement”).

WHEREAS, the parties to this Agreement desire to amend the Employment Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Employment Agreement is hereby amended as follows:

(a)	Section 2(B) is hereby amended and restated as follows:

Bonus. Each calendar year during the term of this Agreement, the Executive shall be eligible for a cash bonus award (the “Annual Cash Bonus”) in an amount not to exceed fifty percent (50%) of his then current base salary pursuant to the Company’s then current Management Incentive Program (“MIP”). As currently constituted the MIP is based upon (i) the Company’s satisfaction of operating objectives specified by the Company’s Board of Directors each year in its sole discretion, and (ii) individual members of management’s satisfaction of certain individual operating objectives based upon their area of responsibility as specified by the Company’s Board of Directors and Chief Executive Officer in their sole discretion. Executive acknowledges that Company reserves the right to change the structure of the MIP from time to time, provided that any change will not affect Executive’s ability to receive an Annual Cash Bonus of up to fifty percent (50%) of Executive base salary. Executive shall be paid his Annual Cash Bonus on or after March 1st of the calendar year following the year to which such bonus relates, but in any event before the end of such calendar year. The parties acknowledge that the determination of the Annual Cash Bonus for the year in which Executive’s employment terminates (and possibly for the prior year) shall not be known on the date Executive’s employment terminates, and, if any, shall be paid by Company to Executive not more than thirty

(30) days after the determination thereof, but in all events on or after March 1st of the calendar year following the calendar year of termination, but in any event before the end of such calendar year.

(b)	The first paragraph of Section 5(C)(iii) is hereby amended and restated as follows:

(iii) Until the earlier to occur of (x) twelve (12) months from the date of termination of Executive’s employment, and (y) the time when the Executive becomes eligible for insurance coverage offered by any subsequent employer (the “Insurance Continuation Period”), allow the Executive to continue to participate in all life, health, disability and similar insurance plans and programs of the Company to the extent that such continued participation is possible under the general terms and provisions of such plans and programs, with the Company and the Executive paying the same portion of the cost of each such plan or program as existed at the time of the Executive’s termination. In the event that the Executive’s continued participation in any group plans and programs is not permitted, then in lieu thereof, Executive shall acquire individual insurance policies providing comparable coverage for the Executive for the Insurance Continuation Period and Company shall reimburse Executive for the portion of the costs that Executive shall pay, such that Executive shall pay a net amount equal to the amount that he would have paid had he remained an employee of the Company; provided, that the Company shall not be obligated to pay for any such individual coverage more than three (3) times the Company’s cost of such group coverage; provided further that such reimbursement shall be paid on or before the last day of the calendar year following the calendar year in which such expense was incurred.

(c)	The first paragraph of Section 5(D)(iii) is hereby amended and restated as follows:

(iii) during the Insurance Continuation Period, allow the Executive to continue to participate in all life, health, disability and similar insurance plans and programs of the Company to the extent that such continued participation is possible under the general terms and provisions of such plans and programs, with the Company and the Executive paying the same portion of the cost of each such plan or program as existed at the time of the Executive’s termination. In the event that the Executive’s continued participation in any group plans and programs is not permitted, then in lieu thereof, Executive shall acquire individual insurance policies providing comparable coverage for the Executive for the Insurance Continuation Period and Company shall reimburse Executive for a portion of the costs that Executive shall pay, such that Executive shall pay a net amount equal to the amount that he would have paid had he remained an employee of the Company; provided, that the Company shall not be obligated to pay for any such individual coverage more than three (3) times the Company’s cost of such group coverage; provided further that such reimbursement shall be paid on or before the last day of the calendar year following the calendar year in which such expense was incurred.

(d)	New Section 5(M) is hereby added:

(M) Timing of Certain Payments to Specified Employees. Notwithstanding anything herein to the contrary, if, at the time any payment is payable to Executive pursuant to the provisions of this Section 5 as a result of Executive’s “separation from service” within the meaning of Section 409A of the Internal revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder and Executive is a “specified employee,” as such term is defined in Code § 409A(a)(2)(B)(i) and the regulations promulgated thereunder, then, to the extent required by Code § 409A(a)(2)(B)(i), such payment shall not be made before the date which is six months after the date of Executive’s “separation from service.” Payments to which the Executive would otherwise be entitled during the first six months following the date of termination and which are not paid pursuant to the previous sentence will be accumulated and paid on the first day of the seventh month following the date of termination.

2. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

3. This Agreement is an amendment to the Employment Agreement, and to the extent there is a discrepancy between this Agreement and the Employment Agreement, this Agreement shall control and supersede the Employment Agreement to the extent of such discrepancy. The Employment Agreement otherwise remains in full force and effect.

4. This Agreement, the Employment Agreement (as amended by this Agreement), and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

/s/ Anthony Truesdale
Executive

VS HOLDINGS, INC.

By:	/s/ Thomas Tolworthy
Name:	Thomas Tolworthy
Its:	Chief Executive Officer

VITAMIN SHOPPE INDUSTRIES INC.

By:	/s/ Thomas Tolworthy
Name:	Thomas Tolworthy
Its:	Chief Executive Officer

VS PARENT, INC.

By:	/s/ Thomas Tolworthy
Name:	Thomas Tolworthy
Its:	Chief Executive Officer